Exhibit 99.1
November 1, 2022
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 57,478 of its ordinary shares in the period from October 24, 2022 up to and including October 28, 2022 in connection with its $2.5 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
October 24, 2022	6,183	9,285.2729	XLON
October 25, 2022	10,427	9,371.4064	XLON
October 26, 2022	11,712	9,564.8978	XLON
October 27, 2022	11,972	9,428.0000	XLON
October 28, 2022	17,184	9,387.9106	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 24,056,008.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 208,115,174. The figure of 208,115,174 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.
http://www.rns-pdf.londonstockexchange.com/rns/8307E_1-2022-11-1.pdf
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111

November 8, 2022
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 75,694 of its ordinary shares in the period from October 31, 2022 up to and including November 4, 2022 in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
October 31, 2022	13,666	9,500.7140	XLON
November 1, 2022	20,335	9,526.0000	XLON
November 2, 2022	16,054	9,562.0000	XLON
November 3, 2022	24,178	9,472.8150	XLON
November 4, 2022	1,461	9,694.0000	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 24,131,702.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 208,039,480. The figure of 208,039,480 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.
http://www.rns-pdf.londonstockexchange.com/rns/6087F_1-2022-11-8.pdf
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111